Comerica

SECOND MODIFICATION TO LOAN AND SECURITY AGREEMENT

This Second Modification to Loan and Security Agreement (this "Modification") is entered into by and between **AKEENA SOLAR, INC.**, a Delaware corporation ("Borrower"), and **COMERICA BANK**, a Texas banking association, successor by merger to Comerica Bank, a Michigan banking corporation ("Bank"), whose Western Division Headquarters is located at 333 West Santa Clara Street, San Jose, California 95113, dated as of December 31, 2007.

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into that certain Loan and Security Agreement (Accounts and Inventory) dated January 29, 2007 and the First Modification to Loan and Security Agreement dated June 26, 2007, and as otherwise amended, modified, revised or restated from time to time shall collectively be referred to herein as the "Agreement".

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1. Incorporation by Reference. The Recitals to the Agreement are incorporated herein by this reference. Except as otherwise noted, the terms not defined herein shall have the meaning set forth in the Agreement.

2. Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 5 hereof, the Agreement is hereby modified as set forth below.

2.1 The definition of "Accounts" appearing in Section 1.1 of the Agreement is amended entirely as follows:

> "1.1 'Accounts' means and includes all presently existing and hereafter arising accounts, including without limitation all accounts receivable, contract rights and other forms of right to payment for monetary obligations or receivables for property or technology that is sold or to be sold, leased, licensed, assigned or otherwise disposed of, or for services rendered or to be rendered (including without limitation all health-care-insurance receivables) owing to Borrower, and specifically including all rebates, reimbursements, and other sums payable by any governmental agency or authority as a result of such property sale or rendering such services, and any supporting obligations, credit insurance, guaranties or security therefor, irrespective of whether earned by performance, as well as Borrower's Books relating to any of the foregoing."

2.2 The definition of "Borrowing Base" appearing in Section 1.6 of the Agreement is amended entirely as follows:

> "1.6 'Borrowing Base' means and includes the sum of: (1) eighty percent (80.0%) of the net amount of Eligible Accounts and Prefiling Rebates after deducting therefrom all payments, adjustments and credits applicable thereto; and (2) the amount, if any, of the advances against Inventory agreed to be made pursuant to any Inventory Rider, or other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower. Anything contained in the foregoing to the contrary notwithstanding, Bank may adjust the Borrowing

Base percentage(s) and the definition of Eligible Accounts and Eligible Inventory, in each case as provided for under Section 6.7 hereof."

2.3 The definition of "Credit Limit" appearing in Section 1.11 of the Agreement, as well as the reference on page one of the Agreement, are deleted in their entirety and replaced with the following:

"1.11 'Credit Limit' means Twenty Five Million and 00/100 Dollars ($25,000,000)."

2.4 Subsection (k) of Section 1.18 (*Eligible Accounts*), currently mislabeled as Subsection "(m)," is amended entirely as follows:

"(k) Accounts owing from any account debtor other than CEC or NEC which exceed twenty percent (20%) of all of the Eligible Accounts."

2.5 The following definitions are added to Section 1 in the appropriate numerical and alphabetical sequence:

" 'Borrowing Base Period' means any time that the principal amounts outstanding under the Credit (including Letter of Credit Obligations) exceeds $17,500,000.

'Cash Collateral Account' means the Comerica Bank money market account no. 1894046349.

'Eligible Inventory' has the meaning assigned to it in the Inventory Rider.

'Guarantor' means Andalay Solar, Inc., a California corporation.

'Lien' means any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under capitalized leases and the interest of a vendor under any conditional sale or other title retention agreement).

'Liquidity Ratio' means, as of any date of determination thereof, (i) the sum of cash and cash equivalents held at Bank, cash collateral held at Bank, Prefiling Rebates, Eligible Accounts, and Eligible Inventory divided by (ii) the outstanding Indebtedness.

'NEC' means the New Jersey Clean Energy Program.

'Permitted Liens' means:

(a) (i) Liens on property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non payment of which is being contested in good faith by appropriate proceedings, so long as the aggregate amount of Liens referred to in this clause (a) for which there are not adequate reserves set aside or which are not fully bonded does not exceed $50,000 at any time but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and shall remain unstayed thirty (30) days or more after the commencement of any such proceeding;

(b) Liens of banks (including right of set off), carriers, warehousemen, landlords, mechanics, vendors, laborers and materialmen (solely to the extent arising by operation of law) incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, so long as the aggregate amount of Liens referred to in this clause (b) for which there are not adequate reserves set aside or which are not fully bonded does not exceed $50,000 at any time and such Liens do not attach to accounts or inventory;

(c) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance, social security obligations, assessments or government charges;

(d) easements, rights of way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of Borrower's business;

(e) Liens in respect of purchase money Indebtedness; provided, that such liens (i) do not exceed $50,000 in aggregate and (ii) attach only to the property purchased with such purchase money Indebtedness, and true leases by Borrower as lessee of any property;

(f) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(g) judgment Liens which do not result in an Event of Default under Section 7.j hereof;

(h) Liens arising from precautionary UCC financing statement filings regarding true leases by Borrower as lessee of any property;

(i) Any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease or license agreement otherwise permitted hereby;

(j) Any interests of any mortgagees of any landlord with respect to any property leased by Borrower as lessee; and

(k) Any lien securing the replacement, extension, or renewal of Indebtedness to the extent permitted under Section 6.6 hereof, secured by Liens permitted by clause (e) of this definition upon or in the same property theretofore subject thereto.

'Prefiling Rebates' means Accounts consisting of rebates that will become owing by a state, municipality or division thereof in connection with an installation of solar energy conversion equipment by Borrower, but for which Borrower has not yet applied, to the extent (i) such installation is complete, (ii) not more than 90 days has elapsed from the date on which installation is completed, (iii) the contract under which such installation was made effectively assigns all right, title, and interest in such rebate to Borrower, and (iv) the account evidenced by such rebate satisfies all of the conditions for an Eligible Account other than the conditions set forth in clause (e) of such definition.

'Responsible Officer' means each of the Chief Executive Officer and the Chief Financial Officer of Borrower.

'Termination Date' means July 1, 2009."

2.6 Section 2.1 is amended entirely as follows:

"2.1 Upon the request of Borrower, made at any time and from time to time during the term hereof, and so long as no Event of Default has occurred and is continuing, Bank shall lend to Borrower in an aggregate outstanding amount not to exceed the sum of the following:

(a) the lesser of (i) the Credit Limit or (ii) the sum of the amount on deposit in the Cash Collateral Account plus the Borrowing Base; less

(b) all Letter of Credit Obligations.

If at any time for any reason, the amount of Indebtedness owed by Borrower to Bank pursuant to this Section 2.1 and Section 2.3 of this Agreement is greater than the aggregate amount available to be loaned under this Section 2.1, Borrower shall immediately pay to Bank, in cash, the amount of such excess."

2.7 The references to interest rate as "Base Rate minus one half percent (0.500%)" on page one of the Agreement and in Section 2.2 of the Agreement are deleted in their entirety and replaced with "Base Rate minus one half percent (0.500%) per annum and as further described in the LIBOR Addendum attached hereto and incorporated herein."

2.8 Section 2.3 is amended entirely as follows:

"2.3 Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower during the term of this Agreement in the aggregate outstanding face amount not to exceed (i) the lesser of (A) the Credit Limit or (B) the sum of the amount on deposit in the Cash Collateral Account plus the Borrowing Base, minus (ii) the then outstanding Daily Balance, provided that the Letter of Credit Obligations shall not in any case exceed Five Million and no/100 Dollars ($5,000,000.00) and shall, in all cases, have letters of credit issued hereunder with stated expiry dates of not later than the Termination Date. All letters of credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of standard Letter of Credit Application and Agreement."

2.9 Section 2.4 is added to the Agreement following Section 2.3 as follows:

"2.4 Borrower shall pay to Bank:

(a) all Bank Expenses, as and when they are invoiced to Borrower; and

(b) an unused commitment fee of 0.15% for the Credit on the average daily balance by which the Credit Limit exceeds the outstanding amount of Indebtedness, payable quarterly in arrears, with the first payment on January 1, 2008 and thereafter on each April 1, July 1, October 1 and January 1 of each year.

2.10 The reference to "August 1, 2008" in Section 3 (*Term*) of the Agreement is deleted in its entirety and replaced with "the Termination Date."

2.11 The first sentence of Section 6.5 is amended entirely as follows:

"Borrower shall keep the Inventory at the locations listed on Schedule 6.5 (which identifies the location, type of Inventory, and the name of the mortgage holder or landlord) or in transit to or from one or more of these locations".

2.12 Section 6.5 (b) is hereby deleted in it entirety and replaced with "Intentionally Deleted."

2.13 Clause (a) of Section 6.6 is hereby amended to add "other than Permitted Liens" at the end of that clause.

2.14 Section 6.6 (j) is hereby amended entirely as follows:

"(j) Incur any debts outside the ordinary course of Borrower's business except (i) renewals, (ii) extensions of existing debts and interest thereon, and (iii) Indebtedness secured by liens specifically permitted under clauses (e) and (k) of the definition of Permitted Liens,"

2.15 Section 6.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.7 Borrower shall permit representatives of Bank to conduct audits of Borrower's Books relating to the Accounts and other Collateral and make extracts therefrom, with results satisfactory to Bank, provided that Bank shall use its best efforts to not interfere with the conduct of Borrower's business, and to the extent possible to arrange for verification of the Accounts directly with the account debtors

obligated thereon or otherwise, all under reasonable procedures acceptable to Bank and at Borrower's sole expense; provided, however, that, prior to the occurrence and continuation of an Event of Default:

(i) ***during any Borrowing Base Period***, Borrower shall not be responsible for more than four (4) such audits in each calendar year (two (2) of which shall be related to Accounts and two (2) of which shall be related to Inventory (or CED)); and

(ii) ***during any other time***, Borrower shall not be responsible for more than one (1) such audit in each calendar year of Accounts and Inventory.

Notwithstanding any of the provisions contained in Section 2.1 of this Agreement or otherwise, Borrower hereby acknowledges and agrees that upon completion of any such audit Bank shall have the right to adjust the Borrowing Base percentage or the definition of Eligible Accounts and Inventory eligible for advances under any Inventory Rider or other rider, amendment or modification to this Agreement, that may now or hereafter be entered into by Bank and Borrower, in its sole and reasonable discretion, based on its review of the results of such audit."

2.16 Section 6.16 (c) is amended in its entirety as follows:

"(c) Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, together with aged listings by invoice date of accounts receivable and accounts payable and inventory report, within (i) 15 days after the last day of each month during which a Borrowing Base Period occurred or (ii) 15 days after the end of each fiscal quarter in which no Borrowing Base Period occurred."

2.17 Section 6.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

"6.17 Borrower shall maintain the following financial ratios and covenants on a consolidated basis, which shall be monitored on a quarterly basis, except as noted below:

a. Liquidity Ratio of not less than 1.50:1.00;

b. Tangible Net Worth of not less than $25,000,000; and

c. Minimum of $17,500,000 in the Cash Collateral Account at all times.

All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder."

2.18 Sections 6.27 and 6.28 are added to the Agreement in the appropriate numerical sequence as follows:

"6.27 With respect to the lessor's acknowledgement and subordinations ('Lessor's Acknowledgements'), Borrower shall (i) request, no later than January 14, 2008, that each landlord provide Bank with an executed Lessor's Acknowledgement; and (ii) use commercially reasonable efforts to obtain executed Lessor's Acknowledgements for each location.

6.28 Each of the foregoing representations, warranties, and covenants shall apply to both Borrower and Guarantor and every reference to 'Borrower' in the foregoing representations, warranties, and covenants shall hereby include Guarantor and be deemed to mean 'Borrower' and/or 'Guarantor'."

2.19 Section 7 q. is deleted in its entirety and replaced with words "intentionally deleted."

2.20 Section 7.1 is added to the Agreement in the appropriate numerical sequence as follows:

"7.1 Each of the foregoing Events of Default shall apply to both Borrower and Guarantor and every reference to 'Borrower' in this Article 7 shall hereby include Guarantor and be deemed to mean 'Borrower' and/or 'Guarantor'."

2.21 The Inventory Rider is hereby amended entirely to be in the form of the Amended and Restated Inventory Rider attached hereto as Exhibit "A" and is hereby incorporated into and made a part of the Agreement.

3. Recertification of Authority. Borrower hereby represents and warrants that (a) the Borrower is in good standing in the State of Delaware and under each jurisdiction in which it is authorized to do business, and (b) the articles of incorporation and bylaws of Borrower, and the Resolutions of Board of Directors and Secretary's Certificate delivered to Bank on or about January 29, 2007, each (i) remain in full force and effect, (ii) have not been amended, repealed or rescinded in any respect since the date of such delivery, and (iii) may continue to be relied upon by Bank until express written notice to the contrary is delivered to Bank.

4. Waiver. By its execution hereof, Borrower acknowledges and agrees that it was in default of former Section 6.17(b) of the Agreement (*Profitability Covenant*) for the period ending September 30, 2007 (the "Applicable Default"). Bank hereby waives the Applicable Default, provided that the foregoing waiver shall only be effective so long as Borrower is in compliance with all other terms and conditions of the Agreement and related documents both prior to and after the execution and delivery of this Modification; provided, further that the waiver contained herein does not waive any other defaults which may now or in the future exist, whether similar or dissimilar to the default which is waived herein, and whether known or unknown to the Bank.

5. Legal Effect. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement and each other loan document remain in full force and effect. Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof, and Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into connection with the Agreement. Borrower represents and warrants that each of the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing (other than the Applicable Default). The effectiveness of this Modification is conditioned upon receipt by Bank of:

5.1 this Modification, and

5.2 each of the documents listed on the checklist and any other documents which bank may require to carry out the terms hereof, including but not limited to the delivery of the executed Amended and Restated Inventory Rider, in the form of Exhibit A attached hereto.

6. Fees; Expenses. Borrower hereby agrees to pay all of Bank's fees and expenses (including legal fees and expenses) incurred in connection with the negotiation, investigation and drafting of this Modification.

7. Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof. All amendments hereto must be in writing and signed by the parties.

8. Counterparts. This Modification may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

9. Comerica Bank Merger Acknowledgement. Borrower acknowledges that Comerica Bank, a Michigan banking corporation (the "Merged Bank") has been merged with and into Comerica Bank, a Texas banking association (the "Surviving Bank"). Borrower hereby acknowledges and agrees that any reference in the loan documents to Comerica Bank, a Michigan banking corporation, shall mean Comerica Bank, a Texas banking association, as successor by merger to the Merged Bank.

[End Of Modification; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Second Modification to Loan and Security Agreement as of the date first set forth above.

AKEENA SOLAR, INC.

By:____________________________

Title: CFO

COMERICA BANK

By:____________________________

Reed Geisreiter

Title: First Vice President – Western Market

Comerica

AMENDED AND RESTATED INVENTORY RIDER (REVOLVING ADVANCE)

Borrower: Akeena Solar, Inc.

Borrower has entered into a certain Loan and Security Agreement (Accounts and Inventory) (hereinafter referred to as "Agreement") dated as of January 29, 2007, as amended, restated, modified and/or supplemented from time to time, with Comerica Bank ("Bank"). This AMENDED AND RESTATED INVENTORY RIDER (hereinafter referred to as this Rider) dated December 31, 2007 is hereby made a part of and incorporated into that Agreement, and shall supersede any and all prior Inventory Riders executed in connection with the Agreement. Unless otherwise defined, all capitalized terms in this Rider shall have the meanings provided in the Agreement.

1. At the request of Borrower, made at any time and from time to time during the term of the Agreement, and so long as no Event of Default has occurred and is continuing, and subject to Borrower's concurrent execution and delivery to Bank of a Designation of Inventory, or Certification of Borrowing Base, in form customarily used by Bank, Bank agrees to make loans to Borrower secured by Borrower's Inventory up to a maximum advance outstanding at any one time not to exceed:

    a. fifty five percent (55.0%) of the lower of cost or market value of Borrower's Eligible Inventory.

Anything contained in the foregoing to the contrary notwithstanding, Bank may adjust the Borrowing Base percentage(s) and the definition of Eligible Inventory, in each case as provided for under Section 6.7 of the Agreement.

2. As used in this Rider, "Eligible Inventory" shall mean Borrower's raw materials and finished goods Inventory, as may be adjusted by Bank, in Bank's discretion, for age and seasonality or other factors affecting the value of such Inventory, and that have been validly pledged to Bank and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Inventory shall not include the following: (a) supplies (e.g. packaging); (b) raw materials or purchased parts not in saleable form; (c) work in process; (d) Inventory consigned to sales representatives or consigned to Borrower by a vendor; (e) obsolete Inventory; (f) Inventory reserve amounts; (g) finished goods with no/low liquidation value; (h) defective or Inventory under repair; (i) Inventory not insured naming Bank as loss payee; (j) Inventory not located at an address set forth in Section 6.5 of the Agreement or any schedule provided in connection therewith; and (k) all other Inventory deemed ineligible by Bank.

3. All Eligible Inventory is in all material respects of good and merchantable quality, free from all material defects.

4. Advances made by Bank to Borrower pursuant to this Rider shall be included as part of the Indebtedness of Borrower to Bank as the term "Indebtedness" is defined in the Agreement; and at Bank's option, advances pursuant to this Rider may be evidenced by promissory note(s), in form and on terms satisfactory to Bank. All such advances shall bear interest at the rate and be payable in the manner specified in said promissory note(s) in the event Bank exercises the aforementioned option, and in the event Bank does not, such advances shall bear interest at the rate and be payable in the manner specified in the Agreement.

5. All of the terms, covenants, warranties, conditions, agreements and representations of the Agreement are incorporated herein as though set forth in their entirety and are hereby reaffirmed by Borrower and Bank as though fully set forth herein.

6. This Rider may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

Exhibit A

BORROWER: AKEENA SOLAR, INC.

By: ____________________
Name: Gary Effren
Title: CFO

Accepted December 31, 2007 at Bank's place of business in San Jose, California 95113

By: ____________________
Reed Geisreiter
Its: First Vice President – Western Market